PRESS RELEASE OF REGISTRANT DATED APRIL 17, 2000

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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                        ACQUISITION OF HORIZON PHOTONICS

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                                                           FOR IMMEDIATE RELEASE


(April 17, 2000) -- ALBUQUERQUE, NEW MEXICO - LightPath Technologies, Inc. (NASDAQ: LPTHA) announced today that it has acquired privately held Horizon Photonics, Inc. of Walnut, California, an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets.

Under the terms of the April 14, 2000 agreement, shares of LightPath common stock and cash, with an aggregate value of approximately $36.2 million, were exchanged for all outstanding shares of Horizon Photonics. The cash portion of the transaction totaled $1.0 million and LightPath will issue approximately 1.2 million shares of its class A common stock, subject to final adjustments.
Horizon Photonics was founded in 1997 by Bob Cullen and Rick Sweeney and has been closely held with virtually all shares owned by the two founders and one other equity investor.

Bob Cullen, President and CEO of Horizon Photonics stated, "I am thrilled to have Horizon joining forces with LightPath at such an exciting time for both companies. We have had an ongoing relationship with LightPath for two years, and are very excited about the new technologies they have developed. The
manufacturing   platforms  and  product  lines  from  both  companies  are  very complementary. As these integrate, they will form the basis of packaging solutions for numerous OEM customer opportunities that are built around the key fundamental advantage of automation. By joining LightPath, Horizon gains immediate access to an international sales and distribution network, as well as the financial backing to expand capacity to address our sizable sales backlog for a key OEM account and accelerate the growth of our component product lines."

"This acquisition is an ideal strategic fit for LightPath," stated Donald E. Lawson, President and CEO of LightPath Technologies, Inc. "As the market for optical components that drive the telecom/datacom networks continue to grow at a rate of 50% a year, capacity is very much in demand. Both Horizon and LightPath have designed, developed, and placed into production automation platforms for families of isolator and collimator products respectively. By leveraging Horizon's strengths, not only have we doubled our current and prospective business, we are adding depth to our product offerings, gaining access to a larger customer base and expanding the automation technology base. As the industry moves closer to the reality of all-optical networking, product solutions must become progressively more manufacturable, reliable and cost effective. We are currently in a very good cash position, having received over $42 million from the exercise of various warrants, and our strategic plan remains committed to take advantage of this growth opportunity by utilizing our resources to provide high volume, automated solutions throughout the telecommunication market for both existing components as well as new evolutions of products."

Horizon will continue to operate from its 10,000 square-foot facility in Walnut, California as a wholly owned subsidiary of LightPath. Bob Cullen and Rick Sweeney will continue in their current roles as Chief Executive Officer and Chief Operating Officer, respectively.

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The  transaction  will be accounted  for using the purchase  accounting  method, resulting in a significant amount of goodwill, which will be amortized over a relatively short time period. In process research and development will be expensed at the time of the acquisition. These amounts will be reflected beginning in the Company's fourth quarter.

LightPath Technologies also announced today that at its April 11, 2000 meeting, the Board of Directors approved a plan to call for the redemption of all outstanding class B warrants at a date not yet determined, but prior to May 15, 2000. Approximately 2.8 million class B warrants currently remain outstanding and, if exercised, would generate an additional $23 million to the Company.

LightPath manufactures its proprietary collimator assemblies and GRADIUM(R) glass products at its headquarters in Albuquerque. The Company has recently announced the opening of a second office in Warren, NJ for the purpose of development of various optical switch products. The Company has 22 U.S. patents, plus 4 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 8 patents with 9 patents pending. LightPath common stock trades on the NASDAQ SmallCap Market under the stock symbol LPTHA.


Contacts:                  Donald E. Lawson, President & CEO
                           LightPath Technologies, Inc. (505) 342-1100
                           Internet:  www.light.net

                           Robert R. Cullen, President & CEO
                           Horizon Photonics, Inc. (909) 444-2110
                           Internet:  www.horizonphotonics.com


This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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